Exhibit 99.1

TWO NEW DIRECTORS JOIN THE ROHM AND HAAS COMPANY BOARD OF DIRECTORS;
COMPANY DECLARES REGULAR QUARTERLY DIVIDEND

Philadelphia, PA, February 7, 2005 – Rick J. Mills, Vice President and Group President-Filtrations, Cummins Inc, and George M. Whitesides, Professor of Chemistry, Harvard University, were elected today to the Rohm and Haas Company Board of Directors.

Two directors, Earl G. Graves, Sr., a director since 1984, and James A. Henderson, a director since 1989, have both reached the age of 70, and in accordance with the Corporate Governance Policies and Guidelines of Rohm and Haas Company, will not stand for re-election to the Board at the company’s annual meeting of shareholders, in May, 2005. At that time, the Board of Directors will consist of 13 members, of which 12 are independent directors.

Since 2000, Mills has been responsible for the $1 billion filtration business of Cummins, Inc., a $6.3 billion company comprised of businesses that design, manufacture, distribute, and service engines and related technologies. The Cummins filtration business is a global business, with 23 manufacturing facilities worldwide and joint ventures in India and China. Mills joined Cummins in 1970 as a corporate auditor and has held a variety of business and financial responsibilities. In 1976, he left Cummins briefly to work at General Motors Corporation. Prior to his current position at Cummins, Mills served as its Corporate Controller.

Whitesides currently is the Woodford L. & Ann A. Flowers University Professor at Harvard University, starting his association with Harvard University in 1982 as a Professor of Chemistry. He served as Chairman, Department of Chemistry, at Harvard University immediately prior to his current position. Before joining Harvard University, Whitesides was on the faculty of the Massachusetts Institute of Technology. Dr. Whitesides’ awards, fellowships and recognitions are numerous, and include the National Medal of Science, in 1998, and the Kyoto Prize for Advanced Technology, in 2003. Dr. Whitesides is among the most highly cited researchers in nanotechnology, with more than 10,000 citations to his credit since 1981, and he serves in advisory positions to the National Research Council, National Science Foundation, Department of Defense and National Aeronautics and Space Administration (NASA.)

“We are excited to have two very accomplished individuals join our Board,” said Raj L. Gupta, chairman and chief executive officer of Rohm and Haas Company. “These two individuals possess the global and strategic perspectives that are critical to our continued success. Rick’s strong business and financial leadership, combined with George’s world renowned understanding of technology, are the perfect complements to our existing Board of Directors.”

In other matters, the company’s Board of Directors today declared a regular quarterly dividend of $.25 per common share. This dividend will be payable on March 1, 2005 to shareholders of record at the close of business on February 18, 2005.

#     #     #

About Rohm and Haas Company
Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company had annual sales of approximately $7.3 billion in 2004 with operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com.

CONTACTS:	Media Relations	Investor Relations
	Brian McPeak	Gary O’Brien
	Corporate Communications	Director, Investor Relations
	215-592-2741	215-592-3409
	Bmcpeak@rohmhaas.com	GOBrien@rohmhaas.com